Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR THIRD QUARTER OF FISCAL 2016

•   Revenue Increased 8% to $262 Million

•   Redeemed $47 Million of Unsecured Senior Debt

•   Announcing the Acquisition of Krestmark Industries for $240 Million

•   2016 Adjusted EBITDA Guidance Reaffirmed

SOUTH JORDAN, UTAH, AUGUST 2, 2016 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its third quarter of fiscal 2016.

Third Quarter 2016 Highlights

•                  Revenue increased 8% to $262 million, despite adverse weather impact

•                  Income from continuing operations before income taxes increased from $25 million to $27 million

•                  Adjusted EBITDA increased 11% to $54 million and Adjusted EBITDA margin expanded by 50 basis points

•                  Building products Adjusted EBITDA margin expanded to 22.4%

•                  Construction materials Adjusted EBITDA margin expanded to 26.2%

•                  Repriced term loan debt, reducing the interest rate by 50 basis points to Libor plus 300 bps

•                  On July 1, redeemed $47 million of our unsecured senior debt, reducing the outstanding principal amount to $99 million

•                  On August 1, entered into a definitive agreement to acquire the assets of Krestmark Industries, LP, a high-growth, high-margin manufacturer of vinyl windows in South Central U.S.

CEO Commentary

“We are pleased with our growth and continued margin strength during the third quarter, despite being impacted by adverse weather conditions in a number of our markets, including heavy rain in the Texas and Gulf regions,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Overall, Headwaters’ third quarter performance was substantially in line with our expectations, allowing us to reaffirm our 2016 Adjusted EBITDA guidance of $185 million to $200 million.

“We are extremely pleased with the acquisition of Krestmark, and our entry into the windows market with this best-in-class company.  Krestmark enjoys leading positions in several attractive markets, serving primarily the new residential construction market in the South Central region of the U.S. Krestmark has experienced a double digit compounded revenue growth rate for the last eight years, while generating attractive EBITDA margins. We anticipate that Krestmark’s Adjusted EBITDA margins will be accretive to Headwaters 19.1% margins, making it a niche window business that fits well with us.

“Revenue in our building products segment grew 10% in the quarter and Adjusted EBITDA margins expanded over 30 bps.  We enjoyed very strong double digit top line growth in our trim product line during the quarter.  The growth in our trim product reflects the implementation of our strategy to extend the geographic reach of our newly introduced or acquired products to our existing two step distribution customers.

“Construction materials’ Adjusted EBITDA margin exceeded 26%, up almost 200 basis points over last year.  Fly ash supplies began to normalize very late in the quarter, so the increase in revenue and corresponding margin improvement was primarily the result of increased fly ash pricing and our bolt-on gypsum acquisition.”

Third Quarter Summary

Headwaters’ third quarter 2016 consolidated revenue increased by 8% to $262.5 million from $243.3 million for the third quarter of 2015, and gross profit increased by 9% to $83.5 million, compared to $76.8 million in 2015. Operating income improved from $33.3 million in 2015 to $36.1 million in 2016, and Adjusted EBITDA increased by $5.2 million to $54.0 million, or 11% over 2015.

Income from continuing operations was $17.5 million, or $0.23 per diluted share, for the third quarter of 2016, compared to $23.1 million, or $0.30 per diluted share, for the third quarter of 2015, with the decrease primarily due to increases in GAAP tax expense following the release of deferred tax asset valuation allowances in the fourth quarter of fiscal 2015. Third quarter adjusted income from continuing operations was $22.7 million, or $0.30 per diluted share in 2016, compared to $19.1 million, or $0.25 per diluted share in 2015, representing increases of approximately 20% year-over-year. Discontinued operations were immaterial in both 2015 and 2016.

Third Quarter Business Segment Highlights

Business Segment	2016 Revenue	2016 Adjusted EBITDA	2016 Adjusted EBITDA Margin	2015 Adjusted EBITDA Margin
Building Products	$162.6 million	$36.5 million	22.4%	22.1%
Construction Materials	$97.7 million	$25.6 million	26.2%	24.3%

Business Segment	2016 Operating Income	2015 Operating Income	2016 Operating Income Margin	2015 Operating Income Margin
Building Products	$24.6 million	$22.8 million	15.1%	15.4%
Construction Materials	$20.9 million	$18.4 million	21.4%	20.0%

Nine Months Ended June 30, 2016

Our total revenue for the nine months ended June 30, 2016 was $683.2 million, up 10% from $622.6 million for 2015. Gross profit increased 13%, from $179.6 million in 2015 to $202.7 million in 2016. Operating income of $60.7 million in 2015 improved by 20%, to $73.1 million in 2016. Income from continuing operations in 2015 of $5.3 million, or diluted income per share of $0.06, improved to $33.1 million, or $0.43 per diluted share, in 2016. The 2015 results include $24.8 million of incremental interest expense related to early debt repayments. The 2016 results include additional non-cash tax expense resulting from the release of deferred tax asset valuation allowances in the fourth quarter of fiscal 2015. Discontinued operations were immaterial in both 2015 and 2016.

Adjusted EBITDA increased by $16.6 million or 16%, from $106.7 million to $123.3 million for the nine months ended June 30, 2016 as compared to 2015, and Adjusted EPS increased by 50%, from $0.40 in 2015 to $0.60 in 2016.

Building Products Segment

Headwaters’ building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment markets a wide variety of niche building products, including siding accessories, manufactured architectural stone, concrete block, and specialty roofing products.

Building products revenue increased 10%, from $147.8 million in the third quarter of 2015 to $162.6 million in the third quarter of 2016. In 2016, gross profit increased 9% to $51.2 million from $47.0 million in 2015, and operating income increased 8% to $24.6 million from $22.8 million. Adjusted EBITDA in the third quarter of 2016 increased 12% from $32.7 million in 2015 to $36.5 million.

All major product groups experienced sales growth despite adverse weather conditions in the third quarter and the likely pull forward of sales into the second quarter due to unseasonably mild winter temperatures.  Heavy rain in Texas negatively impacted revenue in our block group. Siding products, which predominantly sells into the repair and remodel market, experienced solid revenue growth, led by our trim product where we have experienced double digit top line growth.

Adjusted EBITDA margins for the quarter were 22.4%, reflecting effective cost controls and the continued benefit from lower raw material, transportation, and energy costs.  We should complete the consolidation of our stone-coated metal roofing manufacturing plants in the September quarter, resulting in anticipated margin improvement. Additional integration activities will continue well into next year and should result in 2017 margin expansion.

We recently entered into a definitive agreement, subject to certain closing conditions, to acquire the assets of Krestmark Industries and its affiliates for $240 million.  Headquartered in Dallas, Texas, Krestmark is one of the top-performing manufacturers of high quality vinyl windows in  the U.S. Krestmark has developed a best-in-class business model offering an optimal line of branded window products to a diverse customer base of homebuilders, lumber yards, and distributors. The acquisition is a natural extension of Headwaters’ focus on supplying our customers and homeowners with attractive products for the exterior of the home.

We believe Krestmark fits well into Headwaters’ strategy of increasing sales to core customers, having a strong focus on customer service, and niche positioning that results in high margins relative to peers. Krestmark has established a track record of robust growth through existing and new customers.  Its organic compounded annual growth rate for revenue over the past eight years was greater than 15%.  We anticipate strong double digit revenue growth for Krestmark in 2017, meeting or exceeding $125 million in revenue.  It is anticipated that Krestmark’s margins will be accretive to Headwaters’ 19.1% Adjusted EBITDA margins.

We intend to finance the acquisition by borrowing under our term loan credit facility. It is estimated that at closing our net debt to Adjusted EBITDA ratio will be approximately 3.5 times on a pro forma basis, but the ratio will be closer to 3.1 to 3.2 times on a pro forma basis at the end of fiscal 2016.  We anticipate that by the end of fiscal 2017, the net debt ratio will be in the range of 2.5x, or lower.

Construction Materials Segment

Headwaters is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Third quarter 2016 revenue increased by 6% to $97.7 million, compared to $91.9 million in 2015. The increase in revenue is primarily attributable to positive pricing for high-value CCPs and the previously announced acquisition of SynMat. Net price increases for the June 2016 quarter averaged approximately 6%, as compared to the June 2015 quarter. The continued favorable pricing environment is the result of demand for high value CCPs, as well as increases in demand for portland cement. Service revenue represented approximately 23% of total segment revenue for the third quarter of 2016 compared to 18% for the year ago period, with SynMat contributing to the higher service revenue percentage year-over-year. Service revenue was 21% for all of fiscal 2015.

We believe that our fly ash supply in 2016 compared to 2015 was lower because of a temporary seasonal decline in fly ash production due primarily to lower electricity demand and unusually low natural gas prices, both impacted by unseasonably mild temperatures. Sales volumes were also impacted by rain. Based on demand for high quality CCPs, improvements to weather, and increasing natural gas prices, we expect that sales volumes for CCPs to normalize in the fourth quarter.

As demand for high quality CCPs remains strong, we continue to develop additional fly ash sources, some of which are not dependent upon current electricity generation.  We have been actively involved in creative strategies to secure additional supplies for some time, and believe that several of these strategies will be operational in 2017.  For example, we believe that we can reclaim high quality fly ash previously disposed by utilities, and are currently working on this initiative at multiple sites. The American Coal Ash Association estimates that there are hundreds of millions of tons of potentially available CCPs, much of which we believe could be reclaimed for use as fly ash. In addition, we are expanding our storage and blending capabilities.  As we develop additional sources of supply, we forecast 2017 volumes in the range of 6.1 to 6.5 million tons, a 9% to 20% increase over 2016 projected volumes.

Gross profit increased by 11% to $31.2 million in 2016, compared to $28.1 million in 2015, and gross margin increased by 140 basis points to 31.9%. Operating income increased $2.5 million, or 14%, from $18.4 million in 2015 to $20.9 million in 2016, with a 140 basis point increase in operating margin. Adjusted EBITDA increased $3.3 million from $22.3 million in 2015 to $25.6 million in 2016, or 15%. Adjusted EBITDA margin of 26.2% set a new record for the June quarter and represents an increase of nearly 200 basis points as compared to last year.

Outlook

“We are pleased with the overall performance of the business and remain very optimistic that our key end markets will continue to grow in 2017. Efforts to increase our available fly ash supply should also add revenue and cash flow in the coming months, as well as in 2017 and beyond,” said Don P. Newman, Headwaters’ Chief Financial Officer. “In addition, the acquisition of Krestmark creates a new platform for growth in a niche windows market, and adds another high-margin exterior products business to our portfolio.

“While financing the acquisition with debt will increase leverage in the short term, the increase is modest and we expect to de-lever quickly. We anticipate closing fiscal 2016 with a net debt to Adjusted EBITDA ratio of between 3.1 and 3.2 times on a pro forma basis. At the end of fiscal 2017 we expect our net debt ratio to be in the range of 2.5x or lower.

“We have repaid approximately $113 million of debt since the beginning of fiscal 2014 and plan to continue reducing debt levels in 2017, in addition to investing in growth capex and bolt-on acquisitions.”

Financial Supplement Attached

Headwaters’ condensed consolidated statements of income for the three- and nine-month periods ended June 30, 2015 and 2016 and balance sheets as of September 30, 2015 and June 30, 2016, all presented in accordance with generally accepted accounting principles (GAAP), are attached to this press release in the financial supplement. In addition, Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are also included in the financial supplement, following the GAAP financial statements.

Headwaters defines Adjusted EBITDA as income from continuing operations plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as presented in the table in the financial supplement. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, as presented in the table in the financial supplement.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with GAAP. Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Accordingly, they are not presented as alternative measures of liquidity. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 9th, 2016, by dialing 877-344-7529 or 412-317-0088 and entering the passcode 10090671.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the construction materials and building products markets.  Through its construction materials and building products businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2015	2016	2015	2016
Revenue:
Building products	$147,830	$162,642	$371,770	$423,682
Construction materials	91,900	97,741	240,802	255,494
Energy technology	3,564	2,083	10,044	4,040
Total revenue	243,294	262,466	622,616	683,216

Cost of revenue:
Building products	100,801	111,409	264,474	297,742
Construction materials	63,850	66,577	174,099	181,059
Energy technology	1,881	949	4,453	1,736
Total cost of revenue	166,532	178,935	443,026	480,537

Gross profit	76,762	83,531	179,590	202,679

Operating expenses:
Selling, general and administrative	38,906	42,408	105,286	115,172
Amortization	4,557	5,029	13,603	14,410
Total operating expenses	43,463	47,437	118,889	129,582

Operating income	33,299	36,094	60,701	73,097

Net interest expense	(8,083)	(9,270)	(56,000)	(25,543)
Other income (expense), net	122	(207)	(180)	(288)

Income from continuing operations before income taxes	25,338	26,617	4,521	47,266

Income tax benefit (provision)	(2,220)	(9,090)	760	(14,190)

Income from continuing operations	23,118	17,527	5,281	33,076

Income (loss) from discontinued operations, net of income taxes	(110)	258	(387)	(186)

Net income	23,008	17,785	4,894	32,890

Net income attributable to non-controlling interest	(191)	(269)	(695)	(848)

Net income attributable to Headwaters Incorporated	$22,817	$17,516	$4,199	$32,042

Diluted income per share attributable to Headwaters Incorporated:
From continuing operations	$0.30	$0.23	$0.06	$0.43
From discontinued operations	0.00	0.00	0.00	0.00
	$0.30	$0.23	$0.06	$0.43

Diluted weighted average shares outstanding:	76,044	75,457	75,699	75,388

Operating income (loss) by segment:
Building products	$22,838	$24,603	$39,465	$50,508
Construction materials	18,427	20,945	40,090	47,113
Energy technology	(993)	(1,106)	(1,131)	(3,990)
Corporate	(6,973)	(8,348)	(17,723)	(20,534)
Total	$33,299	$36,094	$60,701	$73,097

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	June 30,
	2015	2016
Assets:
Current assets:
Cash and cash equivalents	$142,597	$87,503
Trade receivables, net	134,384	136,137
Inventories	55,074	65,684
Other	12,156	13,784
Total current assets	344,211	303,108

Property, plant and equipment, net	185,718	190,089
Goodwill	178,199	218,722
Intangible assets, net	143,718	182,633
Deferred income taxes	92,852	74,824
Other assets	34,321	43,440
Total assets	$979,019	$1,012,816

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$25,306	$23,760
Accrued liabilities	104,325	107,990
Current portion of long-term debt	4,250	4,250
Total current liabilities	133,881	136,000

Long-term debt, net	558,080	552,798
Income taxes	6,590	3,015
Other long-term liabilities	30,186	35,910
Total liabilities	728,737	727,723

Redeemable non-controlling interest in consolidated subsidiary	12,431	12,544

Stockholders’ equity:
Common stock - par value	74	74
Capital in excess of par value	728,667	731,630
Retained earnings (accumulated deficit)	(489,889)	(457,847)
Treasury stock	(1,001)	(1,308)
Total stockholders’ equity	237,851	272,549

Total liabilities and stockholders’ equity	$979,019	$1,012,816

HEADWATERS INCORPORATED

Reconciliations of Non-GAAP Financial Measures (Unaudited)

(in millions, except per-share amounts)

Reconciliation of Income from Continuing Operations to	Quarter Ended June 30,		Nine Months Ended June 30,
Adjusted EDITDA	2015	2016	2015	2016
Income from continuing operations (GAAP)	$23.1	$17.5	$5.2	$33.0
Non-controlling interest of subsidiary	(0.2)	(0.3)	(0.7)	(0.9)
Net interest expense	8.1	9.3	56.0	25.6
Income taxes	2.2	9.1	(0.8)	14.2
Depreciation, amortization, and equity-based compensation	14.5	15.8	41.4	45.0
Non-routine customer and business acquisition-related costs and adjustments	0.3	2.6	1.2	6.4
Asset impairments, write-offs and other non-routine items	(0.3)	—	0.6	—
Cash-based compensation tied to stock price	1.1	—	3.8	—
Adjusted EBITDA	$48.8	$54.0	$106.7	$123.3

Segment Adjusted EBITDA

Building Products	$32.7	$36.5	$66.8	$82.8
Construction materials	22.3	25.6	51.6	59.7
Energy technology	(0.6)	(0.8)	—	(2.9)
Corporate	(6.7)	(7.3)	(15.5)	(16.3)
Cash-based compensation tied to stock price	1.1	—	3.8	—
Adjusted EBITDA	$48.8	$54.0	$106.7	$123.3

	Twelve Months Ended
TTM Adjusted EBITDA Reconciliation	9/30/2014	9/30/2015	6/30/2016
Income from continuing operations (GAAP)	$16.5	$132.1	$159.9
Non-controlling interest of subsidiary	(0.8)	(0.9)	(1.1)
Net interest expense	46.3	64.2	33.8
Income taxes	3.6	(94.5)	(79.5)
Depreciation, amortization, and equity-based compensation	56.9	56.2	59.8
Non-routine customer and business acquisition-related costs and adjustments	6.1	1.8	7.0
Asset impairments, write-offs and other non-routine items	3.1	0.6	—
Cash-based compensation tied to stock price	6.1	6.1	2.3
TTM Adjusted EBITDA	$137.8	$165.6	$182.2

Segment TTM Adjusted EBITDA

Building Products	$88.1	$101.9	$117.9
Construction materials	66.8	80.5	88.6
Energy technology	(2.0)	2.2	(0.7)
Corporate	(21.2)	(25.1)	(25.9)
Cash-based compensation tied to stock price	6.1	6.1	2.3
TTM Adjusted EBITDA	$137.8	$165.6	$182.2

Reconciliation of Diluted EPS from Continuing Operations to	Quarter Ended June 30,		Nine Months Ended June 30,
Adjusted EPS	2015	2016	2015	2016
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP - income from continuing operations attributable to Headwaters Incorporated	$22.9	$17.2	$4.5	$32.1
Adjustments to numerator:
To reflect income taxes in the 2015 periods at a normalized rate (see Note to table below)	(7.3)	—	(1.3)	—
Amortization expense related to acquired intangible assets	4.5	5.0	13.4	14.2
Non-routine customer and business acquisition-related costs and adjustments	0.3	2.6	1.2	6.4
Asset impairments, write-offs and other non-routine items	(0.3)	—	0.6	—
Interest expense related to early debt repayments and repricing	—	1.4	24.8	1.4
Cash-based compensation tied to stock price	1.1	—	3.8	—
Income tax effect of above pretax adjustments (see Note to table below)	(2.1)	(3.5)	(17.0)	(8.5)
Total adjustments to income from continuing operations, net of income tax effect	(3.8)	5.5	25.5	13.5
Numerator for adjusted diluted earnings per share from continuing operations	$19.1	$22.7	$30.0	$45.6

Reported denominator for diluted earnings per share in accordance with GAAP and for adjusted earnings per share	76.0	75.5	75.7	75.4

Reported diluted income per share from continuing operations (GAAP)	$0.30	$0.23	$0.06	$0.43
Effect of adjustments on diluted income per share calculation	(0.05)	0.07	0.34	0.17
Adjusted diluted income per share from continuing operations (Adjusted EPS) (see Note to table below)	$0.25	$0.30	$0.40	$0.60

Note to table:  Until the September 2015 quarter, when we reversed most of the valuation allowance on our deferred tax assets, our estimated effective income tax rate was only approximately 10%, while in 2016 our effective income tax rate is estimated at 39%. Accordingly, in order for the 2015 Adjusted EPS to be comparable to 2016, we have included an adjustment to reflect income taxes at a normalized rate of 39%, for both the 2015 period GAAP earnings and the income tax effect of the adjustments shown in the table. This is consistent with the calculation of income taxes for the 2016 periods. Using this same methodology for the quarters ended December 31, 2015 and March 31, 2016 for reporting the income tax effect of the adjustments, would have resulted in the following numbers being reported for those two periods:

	Quarter Ended
	12/31/2015	3/31/2016
Income tax effect of adjustments	$(2.3)	$(2.8)
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.21	$0.09